Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 23, 2011, with respect to the consolidated financial statements and schedule of Global Crossing Limited included in the Form 8-K/A of Level 3 Communications, Inc. to be filed with the Securities and Exchange Commission on June 24, 2011, and to the incorporation by reference in the Registration Statements of Level 3 Communications, Inc. (Form  S-8 No.’s 333-79533, 333-42465, 333-68447, 333-58691, 333-52697, 333-115472, and 333-115751, Form S-3 No.’s 333-153644, 333-154976, 333-156709, 333-160493, and 333-162854, and Form S-4 No. 333-174354).

/s/ Ernst & Young LLP

Iselin, New Jersey

June 23, 2011